Exhibit 99.1

News Release

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, TX 75039

Celanese Corporation Completes Unsecured Senior Notes Offering;
Company Amends and Extends Existing Senior Secured Credit Facilities

DALLAS, September 24, 2014 - Celanese US Holdings LLC (“Celanese US”), a wholly owned subsidiary of Celanese Corporation (NYSE:CE), completed its registered offering of €300 million of 3.250% Senior Notes due 2019 (the “Notes”). The Notes are guaranteed on a senior unsecured basis by the company and certain Celanese US domestic subsidiaries (the “Guarantors”).

Celanese US has called for redemption its $600 million, 6.625% Senior Notes due 2018. The sale of the Notes, plus cash on hand, will be used to pay, on October 15, 2014, the outstanding principal balance of the 6.625% Senior Notes, redemption premium and accrued interest.

In addition, the company, Celanese US and the Guarantors amended its existing senior secured credit facilities. As part of the amendment, all of the U.S. dollar-denominated term loans and all but €28 million of the euro denominated term loans under the existing credit agreement were converted into, or refinanced by, term loans with an extended maturity of October 31, 2018. The non-extended portions of the term loans will continue to have a maturity date of October 31, 2016. Additionally, the maturity date of the company’s revolving credit facility was extended to October 31, 2018 and the facility was increased by $300 million to $900 million.

Borrowings under the amended credit agreement will continue to bear interest at a variable interest rate based on LIBOR (for U.S. dollars) or EURIBOR (for euros), as applicable, plus an applicable margin. The applicable margin for the company’s term loans is 2.00%, for the term loans due October 31, 2016, and 2.25%, for the term loans due October 31, 2018. The applicable margin for loans under the revolving credit facility is 1.50% above LIBOR or EURIBOR, as applicable. Term loans under the amendment are subject to amortization at 1.00% of the initial principal amount per annum, payable quarterly.

The amended credit agreement is guaranteed by the company and the Guarantors and is secured by a lien on substantially all assets of Celanese US and the Guarantors, subject to certain agreed exceptions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country. This press release should not be construed as a notice of redemption, offer or solicitation with respect to the 6.625% Senior Notes due 2018.

Contacts:
Investor Relations            Media
Jon Puckett                Travis Jacobsen
Phone: +1 972 443 4965            Phone: +1 972 443 3750
Jon.Puckett@celanese.com        William.Jacobsen@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.